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                              ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                           OMNI ENERGY SERVICES CORP.

         Pursuant to Section 33 of the Louisiana Business Corporation Law and
Article IIIB of the Articles of Incorporation, OMNI Energy Services Corp., a Louisiana corporation (the "Company"), acting through its undersigned President and Secretary, does hereby certify that the Board of Directors of the Company, acting through unanimous written consent dated May 8, 2001, duly adopted resolutions approving an amendment to the Company's Articles of Incorporation to add the following as Section B(II) to Article III of the Company's Articles of
Incorporation:

         B(II). Series B 8% Convertible Preferred Stock. The Company's Series B 8% Convertible Preferred Stock, no par value per share (the "Series B Convertible Preferred Stock"), shall consist of 10,000 shares of Preferred Stock having the preferences, limitations and relative rights set forth below. Such number of shares may be increased or decreased at any time by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series B Convertible Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights, warrants, or other securities of the Company that are convertible or exchangeable into shares of Series B Convertible Preferred Stock.

         Section (A). Liquidation. Upon the voluntary or involuntary liquidation, winding up or dissolution of the Company, out of the assets available for distribution to shareholders, the 8% Convertible Preferred Stock and the Series B Convertible Preferred Stock shall be entitled to receive, on parity with each other and in preference to any payment to the holders of the Company's Common Stock and any other stock of the Company ranking junior to the 8% Convertible Preferred Stock and the Series B Convertible Preferred Stock as to dividends or the distribution of assets upon liquidation, dissolution or the winding up of the affairs of the Company (the Common Stock and any such other junior stock is referred to herein as "Junior Stock"), $1,000.00 per share plus an amount equal to all dividends (whether or not declared or due) accrued and unpaid on each such share up to the date fixed for distribution (the "Preferred Liquidation Value"). After the Preferred Liquidation Value due to the holders of the 8% Convertible Preferred Stock and the Series B Convertible Preferred Stock has been paid, the remaining assets of the Company shall be paid to the holders of Junior Stock in accordance with their respective priority, if any. In the event the net assets of the Company are insufficient to pay the holders of the 8% Convertible Preferred Stock and Series B Convertible Preferred Stock the full amount of Preferred Liquidation Value then due, then the net assets of the Company shall be divided among and paid to the holders of the shares of 8% Convertible Preferred Stock and Series B Convertible Preferred Stock ratably in proportion to the Preferred Liquidation Value to which each is entitled, and the holders of Junior Stock shall receive nothing.

         Section (B). Dividends. (i) Subject to the prior approval of the Company's senior lender, beginning on July 1, 2002, the Series B Convertible Preferred Stock is entitled to receive, out of legally available funds, cumulative dividends at the per share rate of EIGHTY DOLLARS


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($80.00) per year. Dividends on the Series B Convertible Preferred Stock shall be payable in equal quarterly installments due on the first business day of each January, April, July and October while outstanding (each, a "Dividend Payment Date") commencing on October 1, 2002, to each holder of record at the start of business on such Dividend Payment Date. Dividends shall begin to accrue on outstanding shares of Series B Convertible Preferred Stock and to accumulate from July 1, 2002 whether or not declared or due, but dividends for any period less than a full quarterly period between Dividend Payment Dates shall be computed on the basis of a 365-day year for the actual number of days elapsed. Dividends shall not accrue on outstanding shares of Series B Convertible Preferred Stock from the issuance date thereof to June 30, 2002. At the Company's option, any dividend accruing from July 1, 2002 to March 31, 2003 may be paid, in whole or in part, in fully paid and nonassessable shares of Series B Convertible Preferred Stock having an aggregate Preferred Liquidation Value equal to the amount of the cash dividend that otherwise would have been required to be paid pursuant to this Section (B)(i).

                  (ii) The dividends to the holders of Series B Convertible Preferred Stock shall be payable on parity with the 8% Convertible Preferred Stock. So long as any shares of Series B Convertible Preferred Stock shall be outstanding, the Company shall not, unless full cumulative dividends for all past dividend periods shall have been paid or declared and set apart for payment upon all outstanding shares of the 8% Convertible Preferred Stock and the Series B Convertible Preferred Stock, (1) declare, pay or set apart any amount for dividends on, or make any other distribution in cash or other property in respect of any shares of Junior Stock other than a dividend payable solely in Junior Stock, (2) purchase, redeem or otherwise acquire for value any shares of Junior Stock, directly or indirectly, other than as a result of reclassification of Junior Stock or the exchange or conversion of one type of Junior Stock for or into another type of Junior Stock, or other than through the use of proceeds of a substantially contemporaneous sale of other Junior Stock, or (3) make any payment on account of, or set aside money for, a sinking or other like fund for the purchase, redemption or other acquisition for value of any share of Junior Stock.

                  (iii) If the funds available for the payment of dividends are insufficient to pay in full the dividends payable on all outstanding shares of 8% Convertible Preferred Stock and Series B Convertible Preferred Stock, the total available funds to be paid in partial dividends on the 8% Convertible Preferred Stock and the Series B Convertible Preferred Stock shall be divided ratably among the outstanding shares of 8% Convertible Preferred Stock and the Series B Convertible Preferred Stock. Accrued dividends shall not bear interest.

         Section (C). Conversion. The holders of the Series B Convertible Preferred Stock shall have conversion rights as follows:

                  (i) Definitions. For purposes of this Section (C), the following definitions shall apply:

                           (1) "Conversion Price" shall mean, with respect to the Series B Convertible Preferred Stock, the price, determined pursuant to this Section (C), at which shares of Common Stock shall be deliverable upon conversion of shares of such Series B Convertible Preferred Stock into Common Stock.


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                           (2) "EBITDA" means the consolidated net income of the
         Company and its subsidiaries before interest, federal and state income taxes, depreciation and amortization, determined in accordance with GAAP applied consistent with past practices of the Company.

                           (3) "Minimum EBITDA Threshold" means $7,500,000 in EBITDA.

                  (ii) Right to Convert.

                           (1) Subject to the terms and conditions set forth herein, for every $1,000,000 in EBITDA the Company generates above the Minimum EBITDA Threshold following April 1, 2001, a number of shares of Series B Convertible Preferred Stock determined by dividing $2,000,000 by the Preferred Liquidation Value of the Series B Convertible Preferred Stock (calculated including accumulated and unpaid dividends thereon up to the date of conversion) shall become convertible (e.g., If $1,000,000 in EBITDA is generated above the Minimum EBITDA Threshold after April 1, 2001, and the Preferred Liquidation Value is $1,000, 2,000 shares of Series B Convertible Preferred Stock shall become convertible); provided, however, that no shares of Series B Convertible Preferred Stock shall become convertible until all the shares of 8% Convertible Preferred Stock have become convertible in accordance with this subsection (1).

                           (2) Subject to the terms and conditions set forth herein, at any time after the satisfaction of the requirements set forth in (1) above until the close of business on the date on which such share is redeemed by the Company pursuant to Section (E) (the "Conversion Period"), each share of Series B Convertible Preferred Stock that becomes convertible in accordance with (1) above shall be convertible, at the option of the holder thereof, into such number of fully paid and non-assessable shares of Common Stock as determined by dividing the Preferred Liquidation Value (calculated including accumulated and unpaid dividends thereon up to the date of conversion) by the Conversion Price in effect at the time of conversion. For purposes of determining the number of shares of Common Stock into which the Series B Convertible Preferred Stock is convertible, the initial Conversion Price shall be $1.25.

                  (iii) Mechanics of Conversion. If a holder of 8% Convertible Preferred Stock or Series B Convertible Preferred Stock desires to convert its shares of 8% Convertible Preferred Stock or Series B Convertible Preferred Stock into shares of Common Stock pursuant to this Section (C) or otherwise, such holder shall deliver written notice (a "Conversion Notice") to the Company of the proposed conversion and state the amount of shares that such holder requests to convert. The Company shall have 30 days from the date the Conversion Notice is received by the Company to redeem, in whole or in part, the number of shares of 8% Convertible Preferred Stock or Series B Convertible Preferred Stock set forth in the Conversion Notice in accordance with the terms of Section (E) of this Section B(II) or otherwise; provided, however, that the Company shall be under no obligation to redeem any shares. Each holder of Series B Convertible Preferred Stock who desires to convert its shares of Series B Convertible Preferred Stock into shares of Common Stock pursuant to this Section (C) shall surrender the certificate or certificates evidencing such shares, duly endorsed, at the office of the Company or any transfer


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agent for the Series B Convertible Preferred Stock together with written notice stating the number of shares of Series B Convertible Preferred Stock being converted. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates evidencing the shares of Series B Convertible Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

                  (iv) Adjustments to Conversion Price. The Conversion Price for the Series B Convertible Preferred Stock shall be subject to adjustment from time to time as follows:

                           (1) If after the date hereof the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock or by a split-up of shares of Common Stock or other similar event, then, on the effective date thereof, the number of shares of Common Stock issuable upon conversion of shares of Series B Convertible Preferred Stock shall be increased in proportion to such increase in outstanding shares, and the then applicable Conversion Price shall be correspondingly decreased.

                           (2) If after the date hereof the number of outstanding shares of Common Stock is decreased by a consolidation, combination or reclassification of shares of Common Stock or other similar event, then, upon the effective date of such consolidation, combination or reclassification, the number of shares of Common Stock issuable upon conversion of shares of Series B Convertible Preferred Stock shall be decreased in proportion to such decrease in outstanding shares, and the then applicable Conversion Price shall be correspondingly increased.

                           (3) Notwithstanding anything to the contrary contained in Section B(II)(C)(ii), if after the date hereof any capital reorganization or reclassification of the Common Stock of the Company, or consolidation or merger of the Company with another entity (other than a merger with a wholly-owned subsidiary of the Company or a merger in which the Company is the surviving entity), or the sale of all or substantially all of its assets to another entity or other similar event shall be effected, then as a condition of such reorganization, reclassification, consolidation, merger, or sale, lawful and fair provision shall be made whereby the holders of shares of Series B Convertible Preferred Stock shall thereafter have the right to convert shares of Series B Convertible Preferred Stock and receive, upon the basis and upon the terms and conditions specified in this Section B(II) of Article III and in lieu of the shares of Common Stock of the Company immediately theretofore receivable upon the conversion of shares of Series B Convertible Preferred Stock, such shares of stock, securities, assets or other consideration as may be issued or payable with respect to or in exchange for the number of outstanding shares of such Common Stock immediately theretofore receivable upon the conversion of share of Series B Convertible Preferred Stock, had such reorganization, reclassification, consolidation, merger, or sale not taken place and in such event appropriate provision shall be made with respect to the rights and interests of the holder to the end that the provisions hereof shall thereafter be applicable, as nearly as may be in relation to any share of stock, securities or assets thereafter deliverable upon the conversion of shares of Series B Convertible Preferred Stock. The Company shall not effect any consolidation,


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         merger, or sale unless prior to the consummation thereof the successor entity (if other than the Company) resulting from such consolidation or merger, or the corporation purchasing such assets, shall assume by written instrument executed and delivered to all holders of shares of Series B Convertible Preferred Stock the obligation to deliver to the holders thereof such shares of stock, securities, assets or other consideration as, in accordance with the foregoing provisions, such holders may be entitled to acquire upon conversion of shares of Series B Convertible Preferred Stock.

                           (v) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section (C), the Company shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series B Convertible Preferred Stock a certificate, signed by the Company's President or Chief Financial Officer, setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request of any holder of Series B Convertible Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (1) such adjustments and readjustments, (2) the Conversion Price at the time in effect, and (3) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Series B Convertible Preferred Stock.

                           (vi) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series B Convertible Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded up to the nearest whole share. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series B Convertible Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share.

                           (vii) No Impairment. The Company will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of this Section (C) and take all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series B Convertible Preferred Stock against impairment.

                           (viii) Reservation of Common Stock Issuable upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for issuance upon the conversion of shares of Series B Convertible Preferred Stock as herein provided, such number of shares of Common Stock as, from time to time, shall be issuable upon the conversion of all the shares of the Series B Convertible Preferred Stock at the time outstanding.

         Section (D). Voting Rights.


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                  (i) Prior to the Conversion Period, each holder of Series B
Convertible Preferred Stock shall have no voting rights with respect to any matters submitted to a vote of the Company's shareholders and shall not be entitled to vote as a separate class. During the Conversion Period, with respect to (and only with respect to) the number shares that each holder of Series B Convertible Preferred Stock has a right to convert under Section B(II)(C)(ii) above but has not converted (the "Series B Voting Shares"), each such holder of Series B Voting Shares shall be entitled to the number of votes equal to the number of full shares of Common Stock into which the holder's Series B Voting Shares are convertible (as adjusted pursuant to Section (C)), at the record date for the determination of the shareholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is first executed. Except as set forth below or as otherwise required by Louisiana law, holders of Series B Voting Shares shall not be entitled to vote as a separate class, but shall vote together with the holders of shares of all other classes of capital stock of the Company having general voting powers as one class, on all matters submitted to a vote of the Company's shareholders. In all cases where the holders of shares of Series B Convertible Preferred Stock have the right to vote separately as a class as provided by Louisiana law, such holders shall be entitled to one vote for each such share held by them respectively.

                  (ii) Notwithstanding anything to the contrary contained herein or under Louisiana law, the holders of Series B Convertible Preferred Stock and 8% Convertible Preferred Stock agree that when they vote their shares together with all other classes of capital stock of the Company, the total voting power of the holders of Series B Convertible Preferred Stock and 8% Convertible Preferred Stock (including any Common Stock or other equity securities owned by the holders) shall not exceed forty-nine percent (49%) of the total outstanding voting power of the Company. For example, assume 5,000,000 shares of Common Stock are outstanding, 1,000 shares of 8% Convertible Preferred Stock are outstanding, 1,000 Series B Voting Shares are outstanding, and the holders of Series B Convertible Preferred Stock and 8% Convertible Preferred Stock own 1,000,000 shares of Common Stock of the Company. Assume further that the 1,000 shares of 8% Convertible Preferred Stock are convertible into 1,333,333 shares of Common Stock for voting purposes and that the Series B Voting Shares are convertible into 800,000 shares of Common Stock for voting purposes. In this example, the total voting power of the holders of Series B Convertible Preferred Stock and 8% Convertible Preferred Stock will exceed forty-nine percent (49%) of the total outstanding voting power of the Company. Therefore, the voting power of the holders of Series B Convertible Preferred Stock and 8% Convertible Preferred Stock shall be reduced such that their total voting power (including the Common Stock) shall not exceed 49% of the voting power.

                  (iii) Without the affirmative vote of the holders of not less than a majority of the shares of Series B Convertible Preferred Stock, voting together as a single class, the Company shall not:

                           (1) amend its Articles of Incorporation or any other document to alter or change any rights, preferences or privileges of the Series B Convertible Preferred Stock.

                           (2) authorize another class or series of shares senior to or ranking pari passu with the Series B Convertible Preferred Stock with respect to dividends or


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         distribution of assets on liquidation, dissolution or the winding up of the affairs of the Company; or

                           (3) purchase, redeem or otherwise acquire any Junior Stock, either directly or through a subsidiary.

         Section (E). Redemption.

                  (i) After the Company has redeemed all of the shares of 8% Convertible Preferred Stock of the Company, the Company shall have the right, at any time and at its sole option and election, to redeem the shares of Series B Convertible Preferred Stock, in whole or in part, on such date as may be specified in a notice of redemption given in accordance with Section (E)(ii) (any such date a "Redemption Date") at a price per share (the "Redemption Price") equal to 100% of the Preferred Liquidation Value (which includes accrued dividends thereon, whether or not declared or due, to the applicable Redemption
Date) in immediately available funds. The Company may use the Cash Flow and/or Available Cash to redeem the Series B Convertible Preferred Stock.

                  (ii) Notice of any redemption of shares of Series B Convertible Preferred Stock shall be mailed at least thirty (30), but not more than sixty (60), days prior to the applicable Redemption Date to each holder of the shares of Series B Convertible Preferred Stock to be redeemed, at such holder's address as it appears on the transfer books of the Company. In order to facilitate the redemption of shares of Series B Convertible Preferred Stock, the Board of Directors may fix a record date for the determination of shares of Series B Convertible Preferred Stock to be redeemed, or may cause the transfer books of the Company for the Series B Convertible Preferred Stock to be closed, not more than sixty (60) days or less than ten (10) days prior to the applicable Redemption Date.

                  (iii) Notice of redemption having been given as provided in Section (E)(ii), notwithstanding that any certificates for such shares shall not have been surrendered for cancellation, from and after the Redemption Date designated in the notice of redemption (1) the shares represented thereby shall no longer be deemed outstanding, (2) the rights to receive dividends thereon shall cease to accrue and (3) all rights of the holders of shares of Series B Convertible Preferred Stock to be redeemed shall cease and terminate, excepting only the right to receive the Redemption Price therefore and the right to convert such shares into shares of Common Stock (or other series of Preferred Stock) until the close of business on the applicable Redemption Date, in accordance with Section (C) hereof.

         Section (F). Reacquired Shares. Any shares of Series B Convertible Preferred Stock converted, exchanged, redeemed, purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. No such shares shall be reissued.

         Section (G). Preemptive Rights. Except as provided herein, the Series B Convertible Preferred Stock is not entitled to any preemptive rights in respect of any securities of the Company.


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         Section (H). Amendment and Waiver. The Company may not amend this
Section (B)(II) of its Articles of Incorporation or waive compliance with any of the provisions hereof without, in either instance, the affirmative vote (at a meeting) or the written consent (with or without a meeting) of the holders of a majority of the shares of Series B Convertible Preferred Stock; provided that no such action will change the dividend rate, the Preferred Liquidation Value, the Conversion Price or the amount payable on redemption of the Series B Convertible Preferred Stock without the prior written consent of each holder of Series B Convertible Preferred Stock.

         Section (I). Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.


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         These Articles of Amendment are executed as of the 28th day of March,
2002.



                                      OMNI ENERGY SERVICES CORP.



                                      By:
                                         ---------------------------------------
                                          James C. Eckert, President


                                      By:
                                         ---------------------------------------
                                          Burton T. Zaunbrecher, Secretary


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                                 ACKNOWLEDGEMENT



STATE OF LOUISIANA

PARISH OF LAFAYETTE



         BEFORE ME, the undersigned authority, personally came and appeared James C. Eckert and Burton T. Zaunbrecher, to me known to be the persons who signed the foregoing instrument as President and Secretary, respectively, of OMNI Energy Services Corp. and who acknowledged and declared, in the presence of the two witnesses, whose names are subscribed below, that they signed such instrument as their free act and deed in the capacities and for the purposes mentioned therein.

         IN WITNESS WHEREOF, each of the undersigned has herewith affixed his or her hand on this 28th day of March 2002, in the aforesaid parish and state.



WITNESSES:


--------------------                             -------------------------------
                                                 James C. Eckert

--------------------                             -------------------------------
                                                 Burton T. Zaunbrecher


                        -------------------------------
                                  Notary Public


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